Exhibit 99.2

February 12, 2003

Dear Fellow Employee:

As you know, over the past several months our board has been reviewing the company’s strategic alternatives. That review has now been completed and, as you can see from the attached press release, the board has concluded that it is in the best interest of the company and its shareholders for Fisher to remain independent and continue to execute the restructuring plan.

You should know that the board understands that we are operating in a difficult business environment and has asked me to pass along to you its thanks for your efforts and commitment during these uncertain times. In fact, the board’s decision in large part reflects the confidence it has in Fisher’s employees.

Now that we’ve completed this review, we must all work together to continue to deliver on our business plan: focusing on our core businesses, streamlining our operations and seeking to reduce operating expenses, and capitalizing on initiatives that will increase the revenue base. Of course, we’ll still need to make some difficult decisions, but I believe we have the right people and strategy in place to work through one of the most difficult advertising markets in decades and emerge as a stronger, leaner business.

Thanks again for your continued dedication and hard work.

William W. Krippaehne Jr.

President & CEO